Exhibit 99.2

Ultralife Corporation Receives $20 Million SATCOM-On-The-Move System Order

Company also Received and Supplied Systems against Additional $2 Million Order

NEWARK, N.Y.--(BUSINESS WIRE)--October 20, 2009--Ultralife Corporation (NASDAQ: ULBI) has received an order valued at approximately $20 million for its SATCOM-On-The-Move systems from a U.S. defense contractor under its Indefinite Delivery/Indefinite Quantity (IDIQ) contract for use in a variety of military vehicles unrelated to the MRAP All Terrain Vehicle (M-ATV) program. The company received an additional order valued at approximately $2 million for its SATCOM-On-The-Move systems directly from the U.S. Navy’s Space and Naval Warfare Systems Command (SPAWAR), which was shipped in the third quarter. Deliveries against the $20 million IDIQ order are expected to begin this quarter and be completed in the first quarter of 2010.

“These orders illustrate the broad need for SATCOM systems in various military vehicle programs. Our SATCOM systems will be installed in a variety of existing vehicles, such as HUMVEEs and MRAPs,” said John D. Kavazanjian, president and chief executive officer. “We are pleased that our battle-tested SATCOM systems combined with our proven ability to meet customer requirements continue to gain recognition for being one of the preferred choices for critical defense communications applications. We are continuing to aggressively tackle sales opportunities with both U.S. and allied defense organizations for our SATCOM and other advanced communications systems.”

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information on Ultralife, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com